News

DENBURY REPORTS SECOND QUARTER 2017 RESULTS;
REDUCES 2017 CAPITAL BUDGET;
INCREASES 2017 PRODUCTION GUIDANCE

PLANO, TX – August 8, 2017 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced net income of $14 million, or $0.04 per diluted share, for the second quarter of 2017. Excluding special items, the Company reported adjusted net income(1) (a non-GAAP measure) for the quarter of $1 million, or $0.00(1)(2) per diluted share. Adjusted net income(1) for the second quarter of 2017 differs from the quarter’s GAAP net income due to the exclusion of a $22 million ($14 million after tax) gain from noncash fair value adjustments on commodity derivatives(1) (a non-GAAP measure), with the GAAP and non-GAAP measures reconciled in tables beginning on page 7.

Sequential and year-over-year comparisons of selected quarterly financial items are shown in the following table:

	Quarter Ended
($ in millions, except per-share and unit data)	June 30, 2017	March 31, 2017	June 30, 2016
Net income (loss)	$14	$22	$(381)
Adjusted net income (loss)(1) (non-GAAP measure)	1	(7)	29
Net income (loss) per diluted share	0.04	0.05	(1.03)
Adjusted net income (loss) per diluted share(1)(2) (non-GAAP measure)	0.00	(0.02)	0.08
Cash flows from operations	53	24	61
Adjusted cash flows from operations(1) (non-GAAP measure)	65	62	93

Revenues	$257	$272	$253
Receipt (payment) on settlements of commodity derivatives	(12)	(27)	52
Revenues and commodity derivative settlements combined	$245	$245	$305

Average realized oil price per barrel (excluding derivative settlements)	$47.16	$50.31	$43.38
Average realized oil price per barrel (including derivative settlements)	44.92	45.17	52.61

Total continuing production (BOE/d)(3)	59,774	59,933	62,976

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)
Calculated using weighted average diluted shares outstanding of 391.8 million, 389.4 million, and 372.4 million for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively.

(3)	Total continuing production excludes production from the Williston Basin sold during the third quarter of 2016 and other minor property divestitures.

MANAGEMENT COMMENT

Chris Kendall, Denbury’s President and CEO, commented, “I am excited to have the opportunity to lead Denbury, and I believe we are moving this unique company in the right direction. Our second quarter results demonstrate this, with production on target, cash costs reduced from the first quarter, the successful startup of our Hastings redevelopment project, and closing the Salt Creek acquisition. The effectiveness of our capital projects and field optimization over the first half of the year enabled us to reduce capital from $300 million to $250 million while still projecting to meet or exceed the midpoint of our original 2017 production guidance, excluding the Salt Creek acquisition. Considering the addition of Salt Creek, we are raising our full-year guidance to 60,000 to 62,000 barrels of oil equivalent per day.

“We will continue to pursue every reasonable option that improves our profitability and sustainability at the current oil price levels. While we have made improvements in our cost structure over the past few years, I still see significant opportunities for more cost reductions, and we are currently working toward implementing those measures.

“In the second half of 2017, we expect to complete development of Phase 5 at Bell Creek and expansion of the recycle facility at Oyster Bayou. We will continue to progress the Grieve and West Yellow Creek developments, as well as our exploitation program. The investments being deferred are still great projects in the current price environment, but we can easily slide them into 2018.

“I believe that Denbury holds significant value not recognized by the market, ranging from our vast CO2 supply and distribution network, exploitation opportunities in existing fields across the portfolio, potential tertiary development of our giant Cedar Creek Anticline assets in Montana and North Dakota, and even our nonproducing surface land ownership in the Houston area. A key focus for the Company is bringing this unrecognized value to light.

“Looking forward, I believe Denbury can deliver significant appreciation in value through operational enhancements, our unique portfolio of low-decline oil production, our talented and dedicated team, and continued progress in unlocking additional value from our broad asset base.”

REVIEW OF OPERATING AND FINANCIAL RESULTS

Denbury’s production averaged 59,774 barrels of oil equivalent (“BOE”) per day (“BOE/d”) during the second quarter of 2017, with 97% of production being oil, and with tertiary properties accounting for 61% of overall production. On a sequential-quarter basis, production was flat with the first quarter of 2017 level. The Company expects production from the recently completed Salt Creek Field acquisition should add slightly more than 2,000 BOE/d to the Company’s production for the second half of 2017. Further production information is provided on page 11 of this press release.

Denbury’s average realized oil price per barrel (“Bbl”), excluding derivative settlements, was $47.16 in the second quarter of 2017, compared to $50.31 in the first quarter of 2017, and $43.38 in the prior-year second quarter. Including derivative settlements, Denbury’s average realized oil price per Bbl was $44.92 in the second quarter of 2017, compared to $45.17 in the first quarter of 2017, and $52.61 in the prior-year second quarter. The Company’s realized oil price in the second quarter of 2017 was $1.16 per Bbl below NYMEX prices, compared to $1.64 per Bbl below NYMEX in the first quarter of 2017, and $2.18 per Bbl below NYMEX in the second quarter of 2016.

Payments on settlements of commodity derivative contracts were $12 million in the second quarter of 2017, compared to payments of $27 million in the first quarter of 2017, and receipts of $52 million in the second quarter of 2016. These settlements resulted in a decrease in average net realized prices of $2.16 per BOE in the second quarter of 2017, compared to a decrease of $5.00 per BOE in the first quarter of 2017, and an increase of $8.86 per BOE in the second quarter of 2016.

The Company’s total lease operating expenses in the second quarter of 2017 were $111 million, a decrease of $3 million, or 2%, on an absolute-dollar basis when compared to those in the first quarter of 2017, and an increase of $11 million, or 11%, when compared to the second quarter of 2016. The increase when compared to the second quarter of 2016 was due primarily to higher power and fuel costs as well as increased workover and other repair activity at certain fields, as workover activity was significantly curtailed during 2016 due to the lower oil price environment. Lease operating expenses were impacted to a smaller degree by incremental operating costs related to the newly operating Delhi NGL plant. During the second quarter of 2017, the Company’s CO2 use averaged 608 million cubic feet per day, an increase of 33% when compared to the second quarter of 2016 and an increase of 6% when compared to that in the first quarter of 2017, primarily due to the Hastings redevelopment project.

General and administrative expenses were $26 million in the second quarter of 2017, decreasing $2 million from the first quarter of 2017 and increasing $3 million from the prior-year second quarter, with most of the changes related to compensation items that are variable or performance related.

Interest expense, net of capitalized interest, decreased to $24 million in the second quarter of 2017, compared to $36 million in the second quarter of 2016. As a result of the Company’s debt exchange transactions completed in May 2016, interest expense in the second quarter of 2017 excludes approximately $13 million of interest on the Company’s 9% Senior Secured Second Lien Notes due 2021, compared to $7 million in the second quarter of 2016, which was recorded as debt for financial reporting purposes and is therefore not reflected as interest expense. A reconciliation of interest expense is included on page 13 of this press release.

Depletion, depreciation, and amortization (“DD&A”) decreased to $51 million in the second quarter of 2017, compared to $67 million in the second quarter of 2016. This decrease was primarily driven by a reduction in depletable costs resulting from the full cost pool ceiling test write-downs recognized during 2016. On a sequential-quarter basis, the Company’s DD&A was relatively unchanged from the first quarter of 2017.

Denbury’s effective tax rate for the second quarter of 2017 was 42% – higher than the Company’s statutory rate of 38% – primarily due to the impact of alternative minimum tax credit usage during the quarter, which also contributed to the $6 million current income tax benefit in the second quarter of 2017.

PROVED RESERVES ADDITIONS

During the second quarter of 2017, the Company added approximately 19 million barrels (“MMBbls”) of proved oil reserves from properties acquired during the first half of 2017.  These reserve additions include approximately 17 MMBbls associated with the Company’s 23% non-operated working interest in Salt Creek Field in Wyoming, and approximately 2 MMBbls associated with the Company’s 48% non-operated working interest in West Yellow Creek Field in Mississippi. On a combined basis, the proved reserves recorded at these fields replace approximately a year’s worth of the Company’s crude oil production.

BANK CREDIT FACILITY

The Company had a total of $490 million of borrowings outstanding under its $1.05 billion senior secured bank credit facility (the “Facility”) as of June 30, 2017, compared to $301 million outstanding as of December 31, 2016. The $189 million increase in borrowings is partly due to the Company’s capital expenditure levels, including $89 million of oil and natural gas property acquisitions in the first six months of 2017, with the remaining portion due to $50 million of cash outflows for working capital changes, and repayments of other non-bank debt of $39 million. After consideration of $62 million of outstanding letters of credit, this leaves the Company with significant borrowing capacity as of June 30, 2017. Assuming oil prices remain in the upper $40’s per Bbl for the remainder of 2017, and based on currently-projected cash flows and capital spending levels, the Company anticipates that its bank debt at the end of 2017 should be in the range of $425 to $475 million, which would provide more than $500 million of available liquidity under the Company’s bank line.

2017 CAPITAL BUDGET AND ESTIMATED PRODUCTION

In response to lower than anticipated oil prices in the first half of 2017 and to better align the Company’s estimated 2017 cash flow and capital expenditures, the Company today announced that it is reducing its estimated 2017 capital budget, excluding acquisitions and capitalized interest, from $300 million to approximately $250 million. The capital budget consists of approximately $195 million of tertiary, non-tertiary, and CO2 supply and pipeline projects, plus approximately $55 million of estimated capitalized costs (including capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs). Of this combined capital expenditure amount, approximately $125 million (50%) has been incurred through the second quarter of 2017. Despite this reduction in the capital budget, and as a result of the Company’s successful execution of its capital projects in the first half of this year, the Company currently anticipates its 2017 production being on target to meet or exceed the midpoint of its original guidance of 58,000 to 62,000 BOE/d and the 2016 exit rate of roughly 60,000 BOE/d, excluding acquired properties. With the recent acquisition of Salt Creek Field, the Company has revised its full-year 2017 production guidance to an expected range of 60,000 to 62,000 BOE/d.

CONFERENCE CALL INFORMATION

Denbury management will host a conference call to review and discuss second quarter 2017 financial and operating results, as well as financial and operating guidance for 2017, today, Tuesday, August 8, at 10:00 A.M. (Central). Additionally, Denbury has published presentation materials on its website which will be referenced during the conference call. Individuals who would like to participate should dial 800.230.1093 or 612.332.0226 ten minutes before the scheduled start time. To access a live webcast of the conference call and accompanying slide presentation, please visit the investor relations section of the Company’s website at www.denbury.com. The webcast will be archived on the website, and a telephonic replay will be accessible for at least one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 361973.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including estimated 2017 production and capital expenditures and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383

FINANCIAL AND STATISTICAL DATA TABLES AND RECONCILIATION SCHEDULES

Following are unaudited financial highlights for the comparative three and six month periods ended June 30, 2017 and 2016 and the three month period ended March 31, 2017. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings (along with additional required disclosures) included or to be included in the Company’s periodic reports:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands, except per-share data	2017	2016	2017	2017	2016
Revenues and other income
Oil sales	$248,317	$244,572	$263,974	$512,291	$429,388
Natural gas sales	2,563	2,096	2,204	4,767	5,083
CO2 sales and transportation fees	6,555	6,622	5,388	11,943	12,894
Interest income and other income	3,749	1,858	3,888	7,637	2,627
Total revenues and other income	261,184	255,148	275,454	536,638	449,992
Expenses
Lease operating expenses	111,318	100,019	113,840	225,158	202,466
Marketing and plant operating expenses	13,877	12,999	14,065	27,942	26,193
CO2 discovery and operating expenses	513	1,071	593	1,106	1,678
Taxes other than income	20,175	19,504	22,440	42,615	39,596
General and administrative expenses	25,789	22,545	28,241	54,030	56,446
Interest, net of amounts capitalized of $8,147, $6,289, $4,654, $12,801 and $12,069, respectively	24,061	36,058	27,178	51,239	78,229
Depletion, depreciation, and amortization	51,152	66,541	51,195	102,347	143,907
Commodity derivatives expense (income)	(10,373)	98,209	(24,602)	(34,975)	121,035
Gain on debt extinguishment	—	(12,278)	—	—	(107,269)
Write-down of oil and natural gas properties	—	479,400	—	—	735,400
Other expenses	—	34,688	—	—	36,232
Total expenses	236,512	858,756	232,950	469,462	1,333,913
Income (loss) before income taxes	24,672	(603,608)	42,504	67,176	(883,921)
Income tax provision (benefit)
Current income taxes	(5,965)	—	(13,935)	(19,900)	(5)
Deferred income taxes	16,238	(222,940)	34,909	51,147	(318,055)
Net income (loss)	$14,399	$(380,668)	$21,530	$35,929	$(565,861)

Net income (loss) per common share
Basic	$0.04	$(1.03)	$0.06	$0.09	$(1.58)
Diluted	$0.04	$(1.03)	$0.05	$0.09	$(1.58)

Weighted average common shares outstanding
Basic	389,904	370,566	389,397	389,652	358,901
Diluted	391,827	370,566	392,997	392,414	358,901

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (loss) (GAAP measure) to adjusted net income (loss) (non-GAAP measure)

Adjusted net income (loss) is a non-GAAP measure provided as a supplement to present an alternative net income (loss) measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. Management believes that adjusted net income (loss) may be helpful to investors by eliminating the impact of noncash and/or special or unusual items not indicative of the Company’s performance from period to period, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income (loss) should not be considered in isolation, as a substitute for, or more meaningful than, net income (loss) or any other measure reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

	Three Months Ended
	June 30,				March 31,
	2017		2016		2017
In thousands, except per-share data	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss) (GAAP measure)	$14,399	$0.04	$(380,668)	$(1.03)	$21,530	$0.05
Adjustments to reconcile to adjusted net income (loss) (non-GAAP measure)
Noncash fair value adjustments on commodity derivatives (1)	(22,140)	(0.06)	150,235	0.40	(51,542)	(0.13)
Write-down of oil and natural gas properties (2)	—	—	479,400	1.29	—	—
Gain on debt extinguishment (3)	—	—	(12,278)	(0.03)	—	—
Legal settlements included in other expenses (4)	—	—	30,250	0.08	—	—
Write-off of debt issuance costs included in interest expense (5)	—	—	4,509	0.01	—	—
Severance-related payments included in general and administrative expenses (6)	—	—	—	—	—	—
Transaction costs and other (7)	—	—	4,531	0.01	—	—
Estimated income taxes on above adjustments to net income (loss) and other discrete tax items (8)	8,609	0.02	(247,178)	(0.65)	23,159	0.06
Adjusted net income (loss) (non-GAAP measure)	$868	$0.00	$28,801	$0.08	$(6,853)	$(0.02)

	Six Months Ended
	June 30,
	2017		2016
In thousands, except per-share data	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss) (GAAP measure)	$35,929	$0.09	$(565,861)	$(1.58)
Adjustments to reconcile to adjusted net income (loss) (non-GAAP measure)
Noncash fair value adjustments on commodity derivatives (1)	(73,682)	(0.19)	245,288	0.68
Write-down of oil and natural gas properties (2)	—	—	735,400	2.04
Gain on debt extinguishment (3)	—	—	(107,269)	(0.30)
Legal settlements included in other expenses (4)	—	—	30,250	0.08
Write-off of debt issuance costs included in interest expense (5)	—	—	5,553	0.02
Severance-related payments included in general and administrative expenses (6)	—	—	9,315	0.03
Transaction costs and other (7)	—	—	5,638	0.02
Estimated income taxes on above adjustments to net income (loss) and other discrete tax items (8)	31,768	0.08	(338,610)	(0.94)
Adjusted net income (loss) (non-GAAP measure)	$(5,985)	$(0.02)	$19,704	$0.05

(1)	The net change between periods of the fair market values of open commodity derivative positions, excluding the impact of settlements on commodity derivatives during the period.

(2)	Full cost pool ceiling test write-downs related to the Company’s oil and natural gas properties.

(3)	Gain on extinguishment related to the Company’s debt exchange during the three months ended June 30, 2016 and open-market debt repurchases during the six months ended June 30, 2016.

(4)
Settlements related to previously outstanding litigation, the most significant of which pertaining to a $28 million payment to Evolution in connection with the settlement resolving all outstanding disputes and claims.

(5)
Write-off of debt issuance costs associated with the Company’s senior secured bank credit facility, related to the May 2016 redetermination which reduced the Company’s borrowing base, with the six-month period further impacted by reductions in the Company’s lender commitments resulting from the February 2016 amendment.

(6)	Severance-related payments associated with the Company’s February-2016 workforce reduction.

(7)	Transaction costs related to the Company’s debt exchange during the three months ended June 30, 2016 and a loss on sublease during the six months ended June 30, 2016.

(8)
The estimated income tax impacts on adjustments to net income (loss) are generally computed based upon a statutory rate of 38%, applicable to all periods presented, with the exception of the write-down on oil and natural gas properties, which is computed individually based upon the Company’s effective tax rate, as well as the tax impact of a shortfall on the stock-based compensation deduction which totaled <$1 million,<$1 million, and $4 million during the three months ended June 30, 2017, June 30, 2016, and March 31, 2017, respectively, and $4 million and $9 million for the six months ended June 30, 2017 and 2016, respectively.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of cash flows from operations (GAAP measure) to adjusted cash flows from operations (non-GAAP measure)

Adjusted cash flows from operations is a non-GAAP measure that represents cash flows provided by operations before changes in assets and liabilities, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. Adjusted cash flows from operations measures the cash flows earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Management believes that it is important to consider this additional measure, along with cash flows from operations, as it believes the non-GAAP measure can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and related factors, without regard to whether the earned or incurred item was collected or paid during that period.

	Three Months Ended			Six Months Ended
In thousands	June 30,		March 31,	June 30,
	2017	2016	2017	2017	2016
Net income (loss) (GAAP measure)	$14,399	$(380,668)	$21,530	$35,929	$(565,861)
Adjustments to reconcile to adjusted cash flows from operations
Depletion, depreciation, and amortization	51,152	66,541	51,195	102,347	143,907
Deferred income taxes	16,238	(222,940)	34,909	51,147	(318,055)
Stock-based compensation	4,835	3,263	4,106	8,941	4,122
Noncash fair value adjustments on commodity derivatives	(22,140)	150,235	(51,542)	(73,682)	245,288
Gain on debt extinguishment	—	(12,278)	—	—	(107,269)
Write-down of oil and natural gas properties	—	479,400	—	—	735,400
Other	781	9,439	1,557	2,338	12,329
Adjusted cash flows from operations (non-GAAP measure) (1)	65,265	92,992	61,755	127,020	149,861
Net change in assets and liabilities relating to operations	(12,319)	(32,077)	(37,493)	(49,812)	(86,917)
Cash flows from operations (GAAP measure)	$52,946	$60,915	$24,262	$77,208	$62,944

(1)
The three and six-month periods ended June 30, 2016 include a $28 million payment to Evolution in connection with the Company’s settlement agreement to resolve all outstanding disputes and claims, and the six-month period ended June 30, 2016 includes severance-related payments associated with the 2016 workforce reduction of approximately $9 million. Excluding these payments, adjusted cash flows from operations would have totaled $121 million and $187 million for the three and six months ended June 30, 2016.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of commodity derivatives income (expense) (GAAP measure) to noncash fair value adjustments on commodity derivatives (non-GAAP measure)

Noncash fair value adjustments on commodity derivatives is a non-GAAP measure and is different from “Commodity derivatives expense (income)” in the Unaudited Condensed Consolidated Statements of Operations in that the noncash fair value adjustments on commodity derivatives represents only the net change between periods of the fair market values of open commodity derivative positions, and excludes the impact of settlements on commodity derivatives during the period. Management believes that noncash fair value adjustments on commodity derivatives is a useful supplemental disclosure to “Commodity derivatives expense (income)” because the GAAP measure also includes settlements on commodity derivatives during the period; the non-GAAP measure is widely used within the industry and by securities analysts, banks and credit rating agencies in calculating EBITDA and in adjusting net income (loss) to present those measures on a comparative basis across companies, as well as to assess compliance with certain debt covenants.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands	2017	2016	2017	2017	2016
Receipt (payment) on settlements of commodity derivatives	$(11,767)	$52,026	$(26,940)	$(38,707)	$124,253
Noncash fair value adjustments on commodity derivatives (non-GAAP measure)	22,140	(150,235)	51,542	73,682	(245,288)
Commodity derivatives income (expense) (GAAP measure)	$10,373	$(98,209)	$24,602	$34,975	$(121,035)

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2017	2016	2017	2017	2016
Production (daily – net of royalties)
Oil (barrels)	57,867	61,952	58,303	58,084	64,045
Gas (mcf)	11,444	15,328	9,778	10,616	17,299
BOE (6:1)	59,774	64,506	59,933	59,853	66,929
Unit sales price (excluding derivative settlements)
Oil (per barrel)	$47.16	$43.38	$50.31	$48.73	$36.84
Gas (per mcf)	2.46	1.50	2.50	2.48	1.61
BOE (6:1)	46.12	42.02	49.35	47.73	35.67
Unit sales price (including derivative settlements)
Oil (per barrel)	$44.92	$52.61	$45.17	$45.05	$47.50
Gas (per mcf)	2.46	1.50	2.50	2.48	1.61
BOE (6:1)	43.96	50.88	44.35	44.16	45.87
NYMEX differentials
Gulf Coast region
Oil (per barrel)	$(0.78)	$(1.22)	$(1.42)	$(1.09)	$(1.78)
Gas (per mcf)	(0.03)	(0.69)	0.09	0.03	(0.46)
Rocky Mountain region
Oil (per barrel)	$(1.96)	$(3.98)	$(2.09)	$(2.02)	$(4.73)
Gas (per mcf)	(1.42)	(0.80)	(0.97)	(1.19)	(0.56)
Total company
Oil (per barrel)	$(1.16)	$(2.18)	$(1.64)	$(1.39)	$(2.81)
Gas (per mcf)	(0.69)	(0.73)	(0.57)	(0.63)	(0.50)

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
Average Daily Volumes (BOE/d) (6:1)	2017	2016	2017	2017	2016
Tertiary oil production
Gulf Coast region
Mature properties (1)	7,737	9,415	8,111	7,924	9,540
Delhi	4,965	3,996	4,991	4,978	3,984
Hastings	4,400	4,972	4,288	4,344	5,020
Heidelberg	4,996	5,246	4,730	4,864	5,296
Oyster Bayou	5,217	5,088	5,075	5,146	5,291
Tinsley	6,311	7,335	6,666	6,487	7,617
Total Gulf Coast region	33,626	36,052	33,861	33,743	36,748
Rocky Mountain region
Bell Creek	3,060	3,160	3,209	3,134	3,090
Salt Creek (2)	23	—	—	12	—
Total Rocky Mountain region	3,083	3,160	3,209	3,146	3,090
Total tertiary oil production	36,709	39,212	37,070	36,889	39,838
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	1,004	1,017	1,342	1,172	845
Texas	5,002	4,104	4,333	4,669	5,126
Other	460	456	495	477	503
Total Gulf Coast region	6,466	5,577	6,170	6,318	6,474
Rocky Mountain region
Cedar Creek Anticline	15,124	16,325	15,067	15,096	17,052
Other	1,475	1,862	1,626	1,550	1,966
Total Rocky Mountain region	16,599	18,187	16,693	16,646	19,018
Total non-tertiary production	23,065	23,764	22,863	22,964	25,492
Total continuing production	59,774	62,976	59,933	59,853	65,330
Property sales
2016 property divestitures (3)	—	1,530	—	—	1,599
Total production	59,774	64,506	59,933	59,853	66,929

(1)	Mature properties include Brookhaven, Cranfield, Eucutta, Little Creek, Lockhart Crossing, Mallalieu, Martinville, McComb and Soso fields.

(2)	Includes production related to the acquisition of a 23% non-operated working interest in Salt Creek Field in Wyoming, which closed on June 30, 2017.

(3)
Includes non-tertiary production in the Rocky Mountain region related to the sale of remaining non-core assets in the Williston Basin of North Dakota and Montana, which closed in the third quarter of 2016.

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2017	2016	2017	2017	2016
Oil and natural gas revenues	$46.12	$42.02	$49.35	$47.73	$35.67
Receipt (payment) on settlements of commodity derivatives	(2.16)	8.86	(5.00)	(3.57)	10.20
Lease operating expenses	(20.46)	(17.04)	(21.11)	(20.78)	(16.62)
Production and ad valorem taxes	(3.36)	(2.90)	(3.86)	(3.61)	(2.81)
Marketing expenses, net of third-party purchases, and plant operating expenses	(1.83)	(1.85)	(1.87)	(1.85)	(1.84)
Production netback	18.31	29.09	17.51	17.92	24.60
CO2 sales, net of operating and exploration expenses	1.12	0.95	0.89	1.00	0.92
General and administrative expenses	(4.74)	(3.84)	(5.24)	(4.99)	(4.63)
Interest expense, net	(4.42)	(6.14)	(5.04)	(4.73)	(6.42)
Other	1.72	(4.22)	3.33	2.53	(2.16)
Changes in assets and liabilities relating to operations	(2.26)	(5.46)	(6.95)	(4.60)	(7.14)
Cash flows from operations	9.73	10.38	4.50	7.13	5.17
DD&A	(9.40)	(11.34)	(9.49)	(9.45)	(11.81)
Write-down of oil and natural gas properties	—	(81.67)	—	—	(60.37)
Deferred income taxes	(2.99)	37.98	(6.47)	(4.72)	26.11
Gain on debt extinguishment	—	2.09	—	—	8.81
Noncash fair value adjustments on commodity derivatives	4.07	(25.59)	9.56	6.80	(20.14)
Other noncash items	1.24	3.30	5.89	3.56	5.78
Net income (loss)	$2.65	$(64.85)	$3.99	$3.32	$(46.45)

CAPITAL EXPENDITURE SUMMARY (UNAUDITED) (1)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands	2017	2016	2017	2017	2016
Capital expenditures by project
Tertiary oil fields	$43,561	$31,934	$21,207	$64,768	$63,898
Non-tertiary fields	14,332	4,903	18,440	32,772	10,776
Capitalized internal costs (2)	13,071	11,314	13,646	26,717	25,787
Oil and natural gas capital expenditures	70,964	48,151	53,293	124,257	100,461
CO2 pipelines, sources and other	518	144	10	528	152
Capital expenditures, before acquisitions and capitalized interest	71,482	48,295	53,303	124,785	100,613
Acquisitions of oil and natural gas properties	73,001	680	16,098	89,099	904
Capital expenditures, before capitalized interest	144,483	48,975	69,401	213,884	101,517
Capitalized interest	8,147	6,289	4,654	12,801	12,069
Capital expenditures, total	$152,630	$55,264	$74,055	$226,685	$113,586

(1)	Capital expenditure amounts include accrued capital.

(2)	Includes capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.

DENBURY RESOURCES INC.
INTEREST AND FINANCING EXPENSES (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands	2017	2016	2017	2017	2016
Cash interest (1)	$43,352	$43,148	$42,500	$85,852	$87,793
Interest on 2021 Senior Secured Notes not reflected as interest for financial reporting purposes (1)	(12,588)	(7,036)	(12,569)	(25,157)	(7,036)
Noncash interest expense (2)	1,444	6,235	1,901	3,345	9,541
Less: capitalized interest	(8,147)	(6,289)	(4,654)	(12,801)	(12,069)
Interest expense, net	$24,061	$36,058	$27,178	$51,239	$78,229

(1)
Cash interest is presented on an accrual basis, and includes interest which is paid semiannually on the Company’s 9% Senior Secured Second Lien Notes due 2021, most of which is accounted for as debt and therefore not reflected as interest for financial reporting purposes.

(2)
Noncash interest expense includes $5 million and $6 million during the three and six month periods ending June 30, 2016, respectively, consisting of the write-off of debt issuance costs associated with the Company’s senior secured bank credit facility related to the May 2016 redetermination which reduced the Company’s borrowing base, with the six-month period further impacted by reductions in the Company’s lender commitments resulting from the February 2016 amendment.

SELECTED BALANCE SHEET AND CASH FLOW DATA (UNAUDITED)

	June 30,	December 31,
In thousands	2017	2016
Cash and cash equivalents	$3,508	$1,606
Total assets	4,425,341	4,274,578

Borrowings under senior secured bank credit facility	$490,000	$301,000
Borrowings under senior secured second lien notes (principal only) (1)	614,919	614,919
Borrowings under senior subordinated notes (principal only)	1,612,603	1,612,603
Financing and capital leases	236,555	251,389
Total debt (principal only)	$2,954,077	$2,779,911

Total stockholders’ equity	$514,199	$468,448

(1)	Excludes $204 million and $229 million, respectively, of future interest payable on the notes as of June 30, 2017 and December 31, 2016, accounted for as debt for financial reporting purposes.

	Six Months Ended
	June 30,
In thousands	2017	2016
Cash provided by (used in)
Operating activities	$77,208	$62,944
Investing activities	(221,150)	(127,520)
Financing activities	145,844	64,309